Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-215112, 333-216053, 333-216841, 333-221010, 333-221716 and 333-229102), Form S-3 (File No. 333-224881) and Form S-8 (File No. 333-223879, 333-218464, 333-210215, 333-202904, 333-194642, 333-190499, 333-188935, 333-183925, and 333-183924) of CHF Solutions, Inc. of our report dated February 21, 2019, relating to the consolidated financial statements, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern and appears on page 43 of this annual report on Form 10-K for the year ended December 31, 2018.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
February 21, 2019